Exhibit 4.1

NEITHER THIS SECURITY NOR THE SECURITIES FOR WHICH THIS SECURITY IS EXERCISABLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS. THIS SECURITY AND THE SECURITIES ISSUABLE UPON EXERCISE OF THIS SECURITY MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN SECURED BY SUCH SECURITIES.

June 12, 2023

NON-TRADEABLE ORDINARY SHARE purchase warrant letter

In accordance with the Securities Purchase Agreement, by and between Brenmiller Energy Ltd. (the “Company”) and Snowdrop Holding SA (the “Investor”) dated June 12, 2023 (the “Agreement”), the Company hereby grants the Investor non-tradeable warrants of the Company which are convertible into 2,487,778 Ordinary Shares of the Company par value NIS 0.02 per share (the “Ordinary Shares”) , subject to the following terms hereof (the “Warrant”). Terms not defined herein shall have the meaning ascribed to them in the Agreement to which this Warrant is annexed:

1.	WARRANTS; EXERCISE PRICE

The Company hereby grants the Investor non-tradeable Warrants which are exercisable into 2,487,778 Ordinary Shares; the exercise price for each Warrant share is US$1.20 (the “Exercise Price”).

2.	EXERCISE OF WARRANT

2.1.	The Warrant is exercisable in whole or in part, subject to Investor’s descion. No fractional Ordinary Shares shall be issued upon exercise of this Warrant. The number of Ordinary Shares to be issued upon exercise of this Warrant shall be rounded down to the nearest whole Ordinary Share.

2.2.	The Warrant’s exercise period shall begin on the twelve (12) month anniversary of the issuance date of this Warrant pursuant to Section 3.1 of the Agreement to which this Warrant is annexed (the “Effective Date”) and for a period of five-years (5) years thereafter (the “Exercise Period” and the “Expiration Date,” respectively). Warrants that will not be exercised in whole or in part until the Expiration Date, shall automatically expire and shall not confer any right to the Investor.

2.3.	The Investor may exercise the Warrants, in whole or in part, only during the Exercise Period. The Warrant shall be exercised by delivering a written exercise notice of the Warrant, in whole or in part (“Exercise Notice”). The Exercise Notice shall be accompanied by this Warrant and payment (by cash or bank wire stransfer) of the aggregate Exersice Amount. The Exercise Notice shall be delivered to the Company’s registered office, during normal working hours and addressed to the Company’s CFO. If the Warrant shall be exercised solely in part prior to its Expiration Date, then the Company shall issue to the Investor a new Warrant covering only the balance of the Ordinary Sahres covered by the Warrant.

The Ordinary Shares issued upon the exercise of the Warrant (the “Warrant Shares”) shall be admitted for trade on the Nadsaq Stock Market LLC (the “Nasdaq”).

2.4.	The following section 2.4 shall apply with repsect to Non Israeli Investors:

2.4.1.	Delivery of Warrant Shares Upon Exercise. The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the transfer agent to the Investor by crediting the account of the Investor or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Investor, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Investor or its designee, for the number of Warrant Shares to which the Investor is entitled pursuant to such exercise to the address specified by the Investor in the Notice of Exercise by the date that is the earliest of (i) two (2) trading days on the Nasdaq (“Trading Days”) after the delivery to the Company of the Notice of Exercise, and (ii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company of the Notice of Exercise (such date, the “Warrant Share Delivery Date”); provided, that the Warrant Share Delivery Date shall not be deemed to have occurred until such time that the Company has received the aggregate Exercise Price. Upon delivery of the Notice of Exercise, the Investor shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided, that payment of the aggregate Exercise Price is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable. As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market (TASE or NASDAQ) with respect to the Ordinary Shares as in effect on the date of delivery of the Notice of Exercise.

2.4.2.	Delivery of New Warrants Upon Exercise. If this Warrant shall have been exercised in part, the Company shall, at the request of an Investor and upon surrender of this Warrant certificate, at the time of delivery of the Warrant Shares, deliver to the Investor a new Warrant evidencing the rights of the Investor to purchase the unpurchased Warrant Shares called for by this Warrant, which new Warrant shall in all other respects be identical with this Warrant.

2.4.3.	Investor’s Exercise Limitations. The Company shall not effect any exercise of this Warrant, and the Investor shall not have the right to exercise any portion of this Warrant, pursuant to Section 2 or otherwise, to the extent that after giving effect to such issuance after exercise as set forth on the applicable Notice of Exercise, the Investor (together with the Investor’s Affiliates, and any other Persons acting as a group together with the Investor or any of the Investor’s Affiliates (such Persons, “Attribution Parties”)), would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of Ordinary Shares beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of Ordinary Shares issuable upon exercise of this Warrant with respect to which such determination is being made, but shall exclude the number of Ordinary Shares which would be issuable upon (i) exercise of the remaining, nonexercised portion of this Warrant beneficially owned by the Investor or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or nonconverted portion of any other securities of the Company (including, without limitation, any other Ordinary Shares Equivalents) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Investor or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 2(e), beneficial ownership shall be calculated in accordance with Section 13(d) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, it being acknowledged by the Investor that the Company is not representing to the Investor that such calculation is in compliance with Section 13(d) of the Exchange Act and the Investor is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 2.4.3 applies, the determination of whether this Warrant is exercisable (in relation to other securities owned by the Investor together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable shall be in the sole discretion of the Investor, and the submission of a Notice of Exercise shall be deemed to be the Investor’s determination of whether this Warrant is exercisable (in relation to other securities owned by the Investor together with any Affiliates and Attribution Parties) and of which portion of this Warrant is exercisable, in each case subject to the Beneficial Ownership Limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 2.4.3, in determining the number of outstanding Ordinary Shares, the Investor may rely on the number of outstanding Ordinary Shares as reflected in (A) the Company’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Company or (C) a more recent written notice by the Company or the transfer agent setting forth the number of Ordinary Shares outstanding. Upon the written or oral request of the Investor, the Company shall within one Trading Day confirm orally and in writing to the Investor the number of Ordinary Shares then outstanding. In any case, the number of outstanding Ordinary Shares shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Investor or its Affiliates or Attribution Parties since the date as of which such number of outstanding Ordinary Shares was reported. The “Beneficial Ownership Limitation” shall be 9.99% /19.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares issuable upon exercise of this Warrant. The Investor, upon notice to the Company, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 2.4.3, provided, that the Beneficial Ownership Limitation in no event exceeds 9.99% / 19.99% of the number of Ordinary Shares outstanding immediately after giving effect to the issuance of Ordinary Shares upon exercise of this Warrant held by the Investor and the provisions of this Section 2.4.3 shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Company. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 2.4.3 to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Warrant.

3.	Adjustments due to Equity Reorganizations

3.1.	Should the Company reorganize its equity, whether as part of an equity consolidation, equity split, or equity reduction, the Company shall effect the necessary adjustments in the Warrants and/or in the Ordinary Shares covered by such Warrants and/or in the Exercise Price, as applicable, in a manner that will preserve the number of Warrants and/or the number of Ordinary Shares covered by such Warrants, as provided in this Warrant, including without limitation, adjusting the maximum number of Warrants and/or Ordinary Shares into which such Warrants are exerciseable and the adjustment of the Exercise Price, as necessary and applicable.

3.2.	Rights Offering. In the event of a rights offering conducted by the Company, the Exercise Price shall be adjusted to reflect the benefit provided by the rights offering with respect to the Company’s share price at the same date.

3.3.	Dividend; Benefit Shares. In the event the Company distributes cash dividends or Benefit Shares, no adjustments shall be made in the Warrants or with respect to the Exercise Price.

3.4.	For avoidance of doubt, the Warrant shall not be converted into Ordinary Shares on the effective date of any dividend distribution, distribution of Benefits Shares, rights offering, share split, share consolidation or equity reduction (“Special Event”). Should the X-day of any Special Event occur prior to the effective date of any Special Event, the Warrant shall not be converted on such X-day.

4.	Assignment or Transfer of Warrant

This Warrant is non-transferable and non-assignable by the Investor. The Warrants are not registered for trade on any stock exchange.

5.	Taxes

The Investor shall bear any and all taxes, including income tax or any other tax associated with the exercise of the Warrants, whether in whole or in part, pursuant to the applicable laws.

6.	Rights as Shareholder

For avoidance of any doubt, the Investor shall not be entitled to receive any dividends or any other right (including voting rights in the shareholders’ meeting) of shareholders on account of holding this Warrant until it has duly exercised this Warrant, in whole or in part, and as long as the exercise proces has been completed and the Investor has been registered as a shareholder in the Company’s registry.

7.	Change or Adjustment

No modification or amendment of this Warrant will be made without the express written agreement of the Company and the Investor.

8.	Governing Law

This Warrant shall be governed by and construed in accordance with the laws of the State of New York.

9.	Notices

All notices and other communications required or permitted hereunder shall be in accordance with the provisions of the Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Warrant as of the day first stated above.

Brenmiller Energy Ltd.		Snowdrop Holding SA

By:	/s/ Avraham Brenmiller	By:	/s/ Jean-Paul
Title:	Chief Executive Officer	Title:	Director

Schedule 1

Exercise Notice

Date: ____________

To: Brenmiller Energy Ltd.

The undersigned, pursuant to the provisions set forth in the Warrant to which this Exercise Notice is attached (the “Warrant”), hereby elects to purchase [*] Ordinary Shares (as such terms are defined in the Warrant) pursuant to the terms of the Warrant, and herewith makes payment of US$ [•], representing the full Exercise Price for such Ordinary Shares as provided for in such Warrant.

Signature:

Address:

NOTICE OF EXERCISE (non Israeli Investors)

To: BRENMILLER ENERGY ltd.

(1) The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2) Payment shall take the form of lawful money of the United States

(3) Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

_______________________________

The Warrant Shares shall be delivered to the following DWAC Account Number:

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